Exhibit (d)(55)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement dated as of July 1, 2008 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management International Limited, a company incorporated under the laws of England (“Adviser”).

WHEREAS, AXA Equitable and the Adviser have entered into an Investment Advisory Agreement, dated as of October 1, 2006, as amended, (“Agreement”) relating to the EQ/BlackRock International Value Portfolio (“Portfolio”) of EQ Advisors Trust (“Trust”); and

WHEREAS, AXA Equitable and the Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to the Portfolio.

NOW, THEREFORE, AXA Equitable and Adviser agree to modify the Agreement as follows:

1. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the Portfolio.

2. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT INTERNATIONAL LIMITED

By:	/s/ Steven M. Joenk	By:	/s/ Nicholas Hall
	Steven M. Joenk		Name:	Robert Fairbairn
	Senior Vice President		Title:	Director

		By:	/s/ Adrian Dyke
Adrian Dyke
Company Secretary

APPENDIX A

AMENDMENT NO. 2 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT INTERNATIONAL LIMITED

Portfolio	Annual Advisory Fee Rate*
EQ/BlackRock International Value Portfolio	0.44% of the Portfolio’s average daily net assets up to and including $100 million; 0.42% of the Portfolio’s average daily net assets in excess of $100 million up to and including $300 million; 0.40% of the Portfolio’s average daily net assets in excess of $300 million up to and including $500 million; 0.375% of the Portfolio’s average daily net assets in excess of $500 million up to and including $1 billion; and 0.35% in excess of $1 billion.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.